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                                                                   EXHIBIT 6(a)


           I, Margaret M. McKinney, Secretary of Bankers Life Insurance Company of New York, do hereby certify that the attached is a true copy of the Charter of Bankers Life Insurance Company of New York as last amended and adopted by Special Meeting of Shareholders on September 12, 1995 and by the Board of Directors by Written Consent on September 20, 1995.

           Witness my hand and the seal of said Corporation on this 23rd day of March, 1998.

                                    /s/ Margaret M. McKinney

                                    Margaret M. McKinney
                                    Secretary


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                          AMENDED AND RESTATED CHARTER
                                       OF
                   BANKERS LIFE INSURANCE COMPANY OF NEW YORK
    UNDER SECTIONS 805 AND 807 OF THE NEW YORK BUSINESS CORPORATIONS ACT AND
                        SECTION 1206 OF THE INSURANCE LAW



      1. The name of the corporation is Bankers Life Insurance Company of New York. The corporation was incorporated under the name of The Gotham Life Insurance Company of New York.

      2. The Declaration and Charter were filed in the office of the Superintendent of Insurance of the State of New York on the 17th day of April 1958.

      3. This Amended and Restated Charter amends the Declaration and Charter in its entirety. The text of the Charter is hereby amended and restated to read as herein set forth in full.

CHARTER

ARTICLE 1  Identification

      1.01 The name of the corporation is Bankers Life Insurance Company of New York.

ARTICLE II Purpose and General Powers

The purposes for which the corporation is formed are:

      2.01 To qualify, engage in, promote, and conduct business as a life insurance company pursuant to the Insurance Law of the State of New York and, as such, to make and sell the kinds of insurance and reinsurance relating to persons as specified in Paragraphs 1, 2 and 3 of Chapter 28, Article 11, Section 1113 of the Insurance Law, as follows:

           (1) "Life insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting

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           of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

           (2) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

           (3) "Accident and health insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and
           (ii) non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

      2.02 To do such other business as a stock life insurance company now is or hereafter may be permitted to do under the Insurance Law, and for which the corporation shall have the required capital and surplus.

ARTICLE III     Terms of Existence



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      3.01 The period during which the corporation shall continue is perpetual.

ARTICLE IV Principal Office

      4.01 The principal office of the corporation shall be located in the County of Nassau, State of New York.

ARTICLE V   Capital and Authorized Shares

      5.01 The amount of capital of this corporation shall be Two Million Two Thousand Three Hundred Five and no/100 Dollars ($2,002,305.00) to consist of Four Thousand Six Hundred and Three (4,603) shares of one class of the par value of Four Hundred Thirty Five and no/100 Dollars ($435.00) each.

ARTICLE VI Terms of Authorized Shares

      6.01 All shares are of one and the same class with equal rights, privileges, powers, obligations, liabilities, duties and restrictions. Such shares may be issued for cash or property, tangible or intangible at such price and amount per share as may be determined by the board of directors.

      6.02. The shareholders shall be entitled to receive dividends out of the unreserved and unrestricted earned surplus of the corporation when and as declared by the board of directors and as approved by the
      Superintendent of Insurance.   All such declarations of dividends
      shall comply with the provisions of the Insurance Law.

      6.03 The board of directors may permit its policyholders from time to time to participate in the profits of its operations through the payment of dividends to policyholders. For the purpose of carrying into effect any such provision, the board of directors may from time to time make reasonable classifications of policies. Every such classification of risks shall be approved with the Superintendent of Insurance as fair and equitable and not unfairly discriminatory.

      6.04 In the event of voluntary or involuntary dissolution of the corporation, the shareholders shall be entitled, after payment of all debts and liabilities of the corporation, to share equally in the remaining assets of the corporation.

ARTICLE VII     Voting Rights



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      7.01 Every shareholder shall have the right, at every shareholders'
      meeting, to vote one vote for each share outstanding in his name on the books of the corporation.

ARTICLE VIII         Directors and Officers

      8.01 The directors shall manage, control and conduct the business and affairs of the corporation and shall exercise all such powers of the corporation and do all such lawful acts and things necessary or expedient in the control and management thereof, as are not by statute directed or required to be exercised or done by the shareholders. The directors may adopt such rules and regulations for the conduct of their meeting and the management of the corporation as they deem proper, not inconsistent with the Constitution or laws of the State of New York or of the United States.

      8.02 The number of directors of the corporation shall be not less than nine (9) and not more than thirteen (13). The specific number of directors to be elected for each ensuing year shall be determined by the board of directors, provided however, that the number of directors shall be 13 within one year following the end of the calendar year in which the corporation exceeded five hundred million
      dollars in admitted assets.   A director must be at least eighteen
      years of age. A majority of the directors shall be citizens and residents of the United States and not less than three shall be residents of the State of New York. The number of directors shall in no case be less than the minimum number of directors required under the Insurance Law to organize a corporation of this character. Each director shall be elected for a term of one year and until his successor is duly elected and qualified, unless sooner removed as provided for by applicable laws. A vacancy in the membership of the board of directors caused by death, retirement, resignation, or disqualification, shall be filled by a majority vote of the remaining members of the board for the unexpired term of such directorship.

      8.03 The board of directors establish one or more committees comprised solely of directors who are not officers or employees of the company or of any entity controlling, controlled by, or under common control with the company and who are not beneficial owners of a controlling interest in the voting stock of the company or any such entity. Such committee or committees shall have responsibility for recommending the selection of independent certified public accountants, reviewing the company's financial condition, the scope and results of the independent audit and any internal audit, nominating candidates for director for election by shareholders or policyholders, evaluating the performance of officers deemed by such committee or committees to be principal officers of the company and recommending to the board of directors the selection and

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      compensation of such principal officers and recommending to its board of directors any plan to issue options to its officers and employees for the purchase of shares of stock.

ARTICLE IX INDEMNIFICATION

      9.01 (a) To the extent not prohibited by applicable law, the Company shall indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer or employee of the Company, or who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise or entity, from and against any and all liability and expenses (including attorney's fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

           (b) To the extent not prohibited by applicable law, the Company shall indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Company, or who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise or entity, from and against any expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the


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      circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

           (c) To the extent that a director, officer or employee of the Company or any person who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise or entity, has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

      9.02 Determination of Right to Indemnification. Any indemnification under paragraphs (a) and (b) of Section 9.01 (unless ordered by a court) shall be made by the Company only as authorized in the specific case, upon a determination that indemnification of the director, officer or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in such paragraphs (a) and (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or
      (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

      9.03 Advances. To the extent not prohibited by applicable law, expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer or employee who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise or entity, to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Company as authorized in this Article of these Bylaws.

      9.04 Exclusivity. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, resolution, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee, or person who was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise or entity,

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      and shall enure to the benefit of the heirs, executors and administrators of such a person.

      9.05 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or who is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise or entity, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article of these Bylaws or otherwise.

ARTICLE X  PROVISIONS FOR REGULATION OF BUSINESS AND CONDUCT OF
           AFFAIRS OF CORPORATION

      10.01 The annual meeting of the shareholders shall be held on the second Thursday of May of each year at a time and place within or without the state of New York as may be specified in the bylaws or the respective notices or waivers of notice thereof. At such meeting, the shareholders shall elect Directors and transact such other business as shall lawfully come before them.

      Other meetings of the shareholders shall be held at such time and place, in or out of the State of New York, as specified in the bylaws or the respective notices, or waivers of notice thereof.

      Shareholders who participate through or by a means of communication by which all shareholders participating may simultaneously hear each other during the meeting shall be deemed to be present in person at the meeting.

      10.02 Meetings of the board of directors, regular or special, shall be held at such place, in or out of the State of New York, as may be specified in the bylaws or the respective notices, or waivers of notice thereof. Directors who participate through or by a means of communication by which all directors participating may simultaneously hear each other during the meeting shall be deemed to be present in person at the meeting.

      10.03 Any action required or permitted to be taken in any meeting of the shareholders or the board of directors or of any committee thereof, may be taken without a meeting if prior to such action a written consent thereto is signed by all shareholders or all members of the board or of such committee, as the case may

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      be and such written consent is filed with the minutes of the proceedings of the shareholders or of the board or committee.

      10.04 The board of directors shall have power, without the assent or vote of the shareholders, to make, alter, amend or repeal the Code of Bylaws of the corporation, but the affirmative vote of a number of directors equal to a majority of the number who would constitute a full board of directors at the time of such action shall be necessary to take any actions for the making, alterations, amendment or repeal of the Code of Bylaws.

      10.05 Subject to the limitations existing by virtue of the laws of the State of New York, the books of account, records, documents and papers of the corporation may be kept at any place or places within the State of New York. Limitations on the place or places where the books of account, records, documents and papers of the corporation may be kept may be made from time to time by the Code of By-Laws.

      10.06 Each director shall be fully protected in relying in good faith upon (a) the books of account of the corporation, or (b) statements prepared by any of its officers and employees as to the value and amount of the assets, liabilities and net profits of the corporation, or any of such items, or (c) statements of advice made by or prepared by any officer or employee of the corporation or any accountant, attorney, other person or firm, employed by the corporation to render advice or service.

      10.07 The board of directors is hereby specifically authorized to make provision for reasonable compensation to its members for their service as directors, and to fix the basis and conditions upon which such compensation shall be paid. Any director may also serve the corporation in any other capacity and receive compensation therefor in any form.

      10.08 The General Assembly of the State of New York has expressly reserved the right to alter, amend, or repeal the New York Business Corporations Act and the New York Insurance Law and the corporation is hereby declared to be subject to such reserved right. The corporation reserves the right to alter, amend or repeal any provision contained in this Charter in the manner now or hereafter prescribed by the provision of the Business Corporations Act, the New York Insurance Law or any other pertinent enactment of the General Assembly of the State of New York; and all rights and powers conferred hereby on shareholders, directors and officers of the corporation are subject to such reserved right.



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      IN WITNESS WHEREOF, this Corporation has caused this Certificated to be executed by its President, attested by its Secretary, this 20th day of September, 1995.

Attested by:

/s/ Margaret M. McKinney                        /s/ Stephen J.Shorrock
-------------------------                       ------------------------
Margaret M. McKinney                            Stephen J. Shorrock
Secretary                                       President



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                               CERTIFICATION

      Indianapolis Life Insurance Company, Indianapolis, Indiana, being the holder of record of all the outstanding shares of the common capital stock of Bankers Life Insurance Company of New York and being entitled to vote with relation to the proceeding provided for in this Amended and Restated Charter, does hereby certify that the Amended and Restated Charter was authorized by a vote of the shareholder of all outstanding shares entitled to vote thereon at a duly called and held Shareholders' Meeting.

      In witness whereof, Indianapolis Life Insurance Company has caused this Amended and Restated Charter to be executed by its President and attested by its Secretary this 20th day of September, 1995.

                                    Indianapolis Life Insurance Company

                                    By: /s/ Larry R. Prible
                                        ---------------------
                                    Larry R. Prible
                                    President and Chief Executive Officer

ATTEST:

/s/ Margaret M. McKinney
--------------------------
Margaret M. McKinney
Secretary

(CORPORATE SEAL)



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                                VERIFICATION

STATE OF INDIANA     )
                     )

COUNTY OF MARION     )

      On the 20th day of September, 1995, before me came Larry R. Prible and Margaret M. McKinney, to me known, whom being duly sworn, did depose and say that they are the President and Secretary, respectively, of Indianapolis Life Insurance Company which executed the foregoing instrument; that they know the seal of said Corporation; that the seal affixed to said instrument is such Corporate Seal; that it was so affixed by order of the Corporation and that they signed their names thereto by like order.

                               /s/ Teresa L.Pounds
                               ---------------------------
                               Notary Public

County of Residence: Marion

My Commission Expires:  August 24, 1999

This instrument prepared by Margaret M. McKinney, Attorney at Law, 2960 North Meridian Street, Indianapolis, IN 46208, (317) 927-6500.